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                                                                  EXHIBIT (C)(3)

                           ANTHEM ACORDIA STOCK PLAN

                                   ARTICLE I

                                    PURPOSE

     The purpose of the Anthem Acordia Stock Plan (the "Plan") of Anthem Insurance Companies, Inc. (the "Company") is to align the interests of key executives of the Company or a Subsidiary of the Company to the interests of the Company by awarding key executives restricted stock of Acordia, Inc., in which the Company is a shareholder. The Plan is intended as a means to attract and retain selected key executives of the Company and to recognize and reward the efforts of selected key executives of the Company.

                                   ARTICLE II

                     DEFINITIONS AND RULES OF CONSTRUCTION

     Section 2.1. Definitions. The following words and phrases, when capitalized, have the following meanings:

          (a) "Award" means an award or grant of Restricted Stock by the Committee to a Participant in the Plan pursuant to the provisions of
     Article V of the Plan.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Beneficiary" means the person or persons, including a trustee, designated in writing by the Participant pursuant to practices of, or rules prescribed by, the Committee, as the recipient of a benefit payable under the Plan following the Participant's death. To be effective, a Beneficiary designation must be filed with the Committee on a form prescribed by the Committee. If a proper designation is not on record with the Committee the Beneficiary shall be the Participant's estate.

          (d) "Code" means the Internal Revenue Code of 1986, as in effect from time to time or any successor thereto, together with the rules, regulations and interpretations promulgated thereunder.

          (e) "Committee" means the Committee established pursuant to Article X.

          (f) "Common Stock" means the common stock of Acordia, Inc. having a par value of $1.00 per share.

          (g) "Company" means Anthem Insurance Companies, Inc., an Indiana mutual insurance company, and its Subsidiaries.

          (h) "Disability" has the same meaning as set forth in The Anthem 401(k) Long Term Savings Investment Plan, as amended from time to time.

          (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time or any successor thereto, together with the rules, regulations and interpretations promulgated thereunder.

          (j) "Participant" means a key management or other highly compensated employee who is selected by the Committee to participate in the Plan. A person who is an "insider" subject to Section 16 of the Securities Exchange Act of 1934 with respect to Acordia, Inc. is not eligible to be a Participant during such time as he or she is an insider.

          (k) "Plan" means the Anthem Acordia Stock Plan herein set forth, as amended from time to time.

          (l) "Restricted Period" means the period of time, designated by the Committee, during which Awards are subject to the restrictions established in accordance with Article V of the Plan.

          (m) "Restricted Stock" means shares of Common Stock awarded pursuant to the provisions of Article V of the Plan.
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          (n) "Retirement" means termination of a Participant's employment, for any reason other than death, on or after the date he attains age 55.

          (o) "Share Reserve" means the share reserve established pursuant to
     Article IV of the Plan.

          (p) "Subsidiary" means a subsidiary of the Company.

     Section 2.2. Rules of Construction. The following rules of construction shall govern in interpreting the Plan:

          (a) The provisions of this Plan shall be construed and governed in all respects under and by the internal laws of the State of Indiana, to the extent not preempted by federal law.

          (b) Words used in the masculine gender shall be construed to include the feminine gender, where appropriate.

          (c) Words used in the singular shall be construed to include the plural, where appropriate, and vice versa.

          (d) The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

          (e) If any provision of the Plan shall be held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision shall not otherwise impair or affect the Plan.

          (f) The Plan shall be construed and interpreted as an unfunded plan for purposes of the Code and as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA section 201(2). The Plan is not a pension plan.

                                  ARTICLE III

                                 PARTICIPATION

     Subject to the provisions of the Plan, the Committee shall at any time, and from time to time, in its sole discretion, select the Participants to be eligible to be granted Awards under the Plan, upon recommendation of the CEO of the Company or the Subsidiary at which the Participant is employed, as applicable. No individual shall at any time have the right to be selected as a Participant or to continue to be a Participant in a subsequent period.

                                   ARTICLE IV

                                 SHARE RESERVE

     Subject to adjustment as permitted under this Article IV or required under
Article VII, the aggregate number of shares of Common Stock that may be distributed to Participants under the Plan may not exceed 150,000 shares (the "Share Reserve"). Such shares shall be shares of Common Stock held by the Company. If any Awards are forfeited or terminate, settled in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, termination, settlement or exchange. No fractional shares of Common Stock shall be issued under the Plan.

                                   ARTICLE V

                                     AWARDS

     Section 5.1. Awards. Subject to the provisions of the Plan, the Committee shall determine, in its sole discretion, the amount of the Awards to be made and set forth the terms, conditions and limitations

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applicable to each Award, including but not limited to the requirement that the
Participant execute an employment contract prior to the grant. Awards shall be in the form of Restricted Stock. No Participant, having been granted an Award, shall have the right to be granted an additional Award in the future though the Committee is not prohibited from making an additional grant to a Participant. At the Committee's sole discretion, a Participant may be given an election to surrender an Award in exchange for the grant of a new Award.

     Section 5.2. Restricted Period. At the time an Award is made, the Committee shall establish the Restricted Period applicable to the Award. During the Restricted Period, the Restricted Stock awarded will be subject to forfeiture in accordance with Section 5.5 hereof. During the Restricted Period, such Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or encumbered, or otherwise disposed of, or be subject to execution, attachment or similar process. Each Award may have a different Restricted Period. At the time the Award is made, the Committee may, in its sole discretion, prescribe conditions for the lapse of restrictions with respect to portions of an Award during the Restricted Period and for the lapse or termination of restrictions upon the satisfaction of other conditions in addition to or other than the expiration of the Restricted Period with respect to all or any portion of the Award.

     Section 5.3. Rights of Holders of Restricted Stock. Subject to the restrictions described in Section 5.2, the Participant shall have all rights of a shareholder, including the right to currently receive dividends paid on such Restricted Stock and the right to vote such Restricted Stock.

     Section 5.4. Delivery of Restricted Stock. Restricted Stock awarded to a Participant under the Plan may be held under the Participant's name in a book entry account maintained by the Company or, if not so held, stock certificates for Restricted Stock awarded may be registered in the name of the Participant and issued and deposited, together with a stock power endorsed in blank, with the Company or an agent appointed by the Company and shall bear an appropriate legend restricting the transferability thereof. A Participant shall be entitled to delivery of stock certificates only upon the lapse of the restrictions with respect to that portion of an Award in accordance with the provisions of this Article and Article VI and the satisfaction of any other conditions prescribed by the Committee.

     Section 5.5. Forfeitures. Except to the extent that the restrictions shall have lapsed with respect to all or a portion of an Award, a Participant's right to all or a portion of an Award subject to restrictions shall be forfeited if and when such Participant ceases to be an employee of the Company or any of its Subsidiaries within the Restricted Period for any reason or when any prescribed condition for the lapse or termination of restrictions is not satisfied within the applicable time period. All stock forfeited shall become the property of the Company and all of the rights of such Participant to such Award and as a stockholder shall terminate without further action or obligation on the part of the Company. Dividends declared with respect to forfeited shares but not paid at the time of forfeiture will be forfeited. The Committee may, in its sole discretion, shorten or terminate the Restricted Period or waive any conditions for the lapse or termination of restrictions with respect to all or any portion of an Award.

     Section 5.6. Section 83(b) Election. A Participant who files an election with the Internal Revenue Service to include the fair market value of any Restricted Stock in gross income while it is still subject to Restrictions shall promptly furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

                                   ARTICLE VI

                             SPECIAL VESTING RULES

     The Committee may amend the restrictions or other conditions in any Award; provided, however, that no such amendment shall reduce interests in the Plan as to which restrictions had lapsed prior to the date of such amendment without the consent of the Participant holding such interest.

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                                  ARTICLE VII

                             ADJUSTMENT PROVISIONS

     In the event that the Common Stock should as a result of a stock split or stock dividend or combination of shares or other change or exchange for other securities by reclassification or otherwise, be increased or decreased or changed into, or exchanged for, a different number or kind of shares or other securities of Acordia, Inc. or any other corporation, or in the event of a spin-off, spin-out or other distribution of assets to shareholders or the assumption or conversion of outstanding grants pursuant to an acquisition, the number and kind of shares then subject to Awards granted under the Plan and the number of shares then remaining in the Share Reserve, shall be appropriately adjusted by the Committee to reflect such action.

                                  ARTICLE VIII

                    AMENDMENT OR DISCONTINUANCE OF THE PLAN

     The Plan may be amended, suspended or terminated by the Board in whole or in part at any time, with prospective or retroactive effect, provided that no amendment, suspension or termination of the Plan shall adversely affect, except with the consent of the holder, any rights or obligations with respect to Awards theretofore granted.

                                   ARTICLE IX

                      LISTING AND QUALIFICATION OF SHARES

     The Company, in its discretion, may postpone the issuance or delivery of shares of Common Stock pursuant to any Award until completion of such stock exchange listing, or other qualification of such shares under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations including, but not limited to a written representation that such shares are to be acquired for investment and not for resale or with a view to distribution thereof, and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations. The Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

                                   ARTICLE X

                                 ADMINISTRATION

     Section 10.1. Administrator. The Compensation Committee, or such other Committee as shall be designated by the Board, shall be the administrator of the Plan. The Committee shall hold membership at the pleasure of the Board and shall consist of the number of members that is specified from time to time by the Board.

     Section 10.2. Powers and Duties of the Committee. Subject to the specific limitations stated in this Plan, the Committee shall have the power to interpret the Plan and, subject to its provisions, prescribe, amend, waive and rescind rules and regulations, to determine the terms of Awards and to make all other determinations necessary or desirable for the Plan's administration. All decisions of the Committee shall be by vote of a majority of its members. All action taken by the Committee in the administration and interpretation of the Plan shall be final and binding on all concerned. Without limiting the generality of the foregoing, the Committee shall have the following powers, duties, and responsibilities:

          (a) to carry out the general administration of the Plan;

          (b) to cause to be prepared all forms necessary or appropriate for the administration of the Plan;

          (c) to keep appropriate books and records;

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          (d) to determine amounts to be disbursed to Participants and others under the provisions of the Plan;

          (e) to determine, consistent with the provisions of this instrument, all questions of eligibility, rights, and status of Participants and others under the Plan;

          (f) to exercise all other powers and duties specifically conferred upon the Committee elsewhere in this instrument; and

          (g) to interpret, in its full discretion, the terms of the Plan and the benefits payable pursuant to it and to resolve, in its full discretion, all disputed questions of Plan interpretation and benefit eligibility; and

          (h) to delegate all or a part of its powers, duties or responsibilities to other persons or entities, in its discretion.

                                   ARTICLE XI

                                 MISCELLANEOUS

     Section 11.1. Relationship. Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Company, Participants, or any other persons. The Plan is intended to be unfunded for purposes of the Code and ERISA. The right of Participants to an award is strictly a contractual right to payment, and this Plan does not grant nor shall it be deemed to grant Participants or any other person any interest in or right to any of the funds, property, or assets of the Company other than as an unsecured general creditor of the Company.

     Section 11.2. Other Benefits and Plans. Nothing in this Plan shall be deemed to prevent Participants from receiving, in addition to the restricted stock provided for under this Plan, any funds that may be distributable to them at any time under any other present or future retirement or incentive plan of the Company.

     Section 11.3. Anticipation of Benefits. Neither Participants nor Beneficiaries shall have the power, except by will or the law of descent and distribution, to transfer, assign, anticipate, pledge, alienate, or otherwise encumber in advance any of the payments that may become due under this Plan, and any attempt to do so shall be void. Any payments that may become due under this Plan shall not be subject to attachment, garnishment, or execution or be transferrable by operation of law in the event of bankruptcy or insolvency of a Participant.

     Section 11.4. Obligations to the Company. If a Participant becomes entitled to a distribution of Restricted Stock under the Plan, and if at that time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Committee may determine in its sole discretion to offset the amount owing to the Company against the distribution.

     Section 11.5. Employment Not Guaranteed. Nothing contained in this Plan nor any action taken under the Plan shall be construed as a contract of employment or as giving any Employee any right to be retained in employment with the Company.

     Section 11.6. Waiver of Breach. The Company's waiver of any Plan provision shall not operate or be construed as a waiver of any subsequent breach by the Participant.

     Section 11.7. Benefit. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

     Section 11.8. Tax Withholding. All Awards pursuant to the Plan shall be, at the appropriate time, subject to withholding required by applicable Federal, state and local laws, and, if applicable, FICA and HI tax, and the Committee may make such arrangements for the payment of any withholding taxes on Awards as it deems satisfactory, including, (i) deducting the amount required to be withheld from salary or any other

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amount then or thereafter payable to a Participant, beneficiary or legal representative, (ii) requiring a Participant, Beneficiary or legal representative to pay to the Company the amount required to be withheld as a condition of releasing the shares related thereto, or (iii) providing the Participant with the option to have shares withheld to satisfy taxes.

     Section 11.9. Notices. Any notice or filing required or permitted to be given to the Committee or Company under the Plan shall be sufficient if it is in writing and hand delivered, or sent by registered or certified mail, to the Company at the principal office of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Participant shall be delivered personally or mailed to the Participant at his address appearing in the records of the Company. The address of any party may be changed at any time by written notice to the other party given in accordance with this provision.

                                  ARTICLE XII

                                EFFECTIVE DATES

     EXECUTED on behalf of Anthem, Inc., as of the      day of                ,
19  .

                                          ANTHEM, INC.

                                          By:
                                          --------------------------------------
                                                  Chief Executive Officer

Date:

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                             FIRST AMENDMENT TO THE
                         ASSOCIATED ACORDIA STOCK PLAN
                     (AS ADOPTED EFFECTIVE AUGUST 17, 1995)

     Pursuant to rights reserved under Article VIII of the Associated Acordia Stock Plan (the "Plan") but, except as expressly provided herein otherwise, conditioned upon the successful consummation of a tender offer by Anthem Insurance Companies, Inc. (the "Company") for the common stock of Acordia, Inc. on or before December 31, 1997 (the "Tender Offer"), the Plan is hereby amended as follows:

          1. Effective as of June 1, 1997, the Plan is amended by renaming it the Anthem Acordia Stock Plan.

          2. Effective as of the date the Company accepts for payment the common stock of Acordia, Inc. tendered in the Tender Offer (the "Effective Date"), a new Article XIII is added to the Plan to provide, in its entirety, as follows:

                                  ARTICLE XIII

                         CONVERSION OF RESTRICTED STOCK

     Section 13. Scope Limitations. The provisions set forth in this Article shall supersede any other provision in the Plan to the extent inconsistent with the provisions in this Article; provided, however, that with respect to any Award outstanding on the Effective Date, the provisions set forth in this Article shall only be given effect if the Purchaser holding such Award consents.

     Section 13.2. Conversion of Restriction Stock. As part of the Tender Offer, the Company may elect either of the following two options:

          (a) The first option would be for the Company to tender under the terms of the Tender Offer the shares of Common Stock held as part of a Restricted Stock Award and receive a cash amount determined in accordance with the Tender Offer for each share of Common Stock so tendered.

          (b) The second option would be to convert each Restricted Stock Award outstanding as of the date on which the Tender Offer is completed into a cash Award in an amount determined by multiplying the number of shares of Common Stock included as part of the restricted Stock Award by an amount equal to the price offered by the Company as part of the Tender Offer.

The cash equivalent realized upon the conversion of each Restricted Stock Award shall hereinafter be referred to as a Restricted Cash Award. The Company shall maintain a separate bookkeeping account for each Restricted Cash Award which will have an initial balance equal to the cash equivalent realized under whichever of the options described above is elected by the Company. The amounts held as part of a Restricted Cash Award shall be deemed unfunded in accordance with Section 13.6. The amount credited to each Restricted Cash Award Account shall be credited with interest in the manner described in Section 13.3.

     Section 13.3. Crediting of Interest. Beginning on the Effective Date, each Restricted Cash Award Account shall be credited with interest at the Declared Rate (as such term is defined below). For purposes of the Plan, the "Declared Rate" means the average of the monthly average rates of 10-year United States Treasury Notes for the twelve months ending on the September 30 of the preceding calendar year plus 150 basis points; provided, however, that if the Anthem Pension Committee changes the method of determining or increases or decreases the interest rate which is credited under the Anthem Deferred Compensation Plan, then the Declared Rate herein shall also change with regard to the crediting of interest to the Participants' Restricted Cash Award Accounts, but the interest rates shall not be decreased for periods prior to such action. Unless the Anthem Pension Committee prospectively changes the manner of crediting interest in the Anthem Deferred Compensation Plan, interest will be credited quarterly through the last date of the calendar quarter immediately preceding the distribution date of the Restricted Cash Award Account.

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     Section 13.4. Lifting of Restrictions.  The conversion of the Restricted
Stock Awards to Restricted Cash Award shall have no effect on the Restricted Period. The Restricted Period shall be lifted on the Restricted Cash Awards consistent and in accordance with Article V.

     Section 13.5. Distributions. Upon the conclusion of the Restricted Period, the balances held in the Restricted Cash Award Accounts shall be distributed to the applicable Participants as soon as practicable, but after effecting required federal and state withholding.

     Section 13.6. Unfunded Accounts. Notwithstanding any of the provisions of the Plan to the contrary, the establishment of the Restricted Cash Award Accounts shall not be deemed or construed to establish a trust or a fiduciary relationship of any kind between or among the Company, the Participants or any other person. The Restricted Cash Award Accounts are intended to be unfunded for purposes of the Code and ERISA. The right of Participants or other persons to payment of the amounts under the Plan are strictly a contractual right to payment, and the Plan does not grant nor shall deem to grant Participants or any other person any interest and or right to any of the funds, properties or assets of the Company other than as an unsecured general creditor of the Company. Neither Participants nor Beneficiaries shall have the power, except by will or law of descent or distribution, to transfer, assign, anticipate, pledge, alienate or otherwise encumber in advance any of the payments that may become due from the Restricted Cash Award Accounts, and any attempt to use so shall be void. Any payments that may be made under the Plan from the Restricted Cash Award Accounts shall not be subject to attachment, garnishment, or execution or be transferable by operation of law in the event of bankruptcy or insolvency of a Participant.

     IN WITNESS WHEREOF, this First Amendment to the Associated Acordia Stock
Plan has been executed this      day of           , 1997, to be effective as of
June 1, 1997.

                                          ANTHEM INSURANCE COMPANIES, INC.

                                          By:
                                            ------------------------------------
                                            L. Ben Lytle,
                                            Chief Executive Officer

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